Response to Item 77D

Eaton Vance Tax-Managed Diversified
Equity Income Fund (ETY)
Material changes to the investment policies of the Fund are described in "Endnotes and Additional Disclosures" in in a press release dated October 28, 2015 and are incorporated herein by reference.